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EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Barry Sloane
Chairman of the Board & CEO
Newtek Capital, Inc.
212-826-9022
bsloane@newtekcapital.com

NEWTEK CAPITAL SIGNS LETTER OF INTENT TO ACQUIRE SBA LENDER
AUTHORIZED TO CONDUCT BUSINESS IN 50 STATES

New York, NY, January 3, 2002 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, announced today that it signed a letter of intent to acquire Comcap Holdings Corp. and its principal operating subsidiary, Commercial Capital Corporation ("CCC"), a nationwide small business lending company that is authorized to conduct US Small Business Administration lending in 50 states. Formed as a non-bank lender in 1994, CCC originates, sells and services small business loans partially guaranteed by the SBA. In 1996 CCC was approved as an SBA Preferred Lender which allowed it to originate SBA guaranteed loans on an expedited basis.

To date, CCC has originated approximately $370 million in SBA loans to more than 750 small and growing businesses in 26 states. In 1999, CCC was ranked as the 15th largest SBA lender in the U.S. and the second largest in the New York metropolitan area by dollar volume. For the fiscal year 2000, CCC closed loans totaling $45.3 million.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: "Our mission to become the premier operator, acquirer and developer of small businesses will be greatly enhanced by the acquisition of this 50 state lending platform. Our goal to provide financial and sophisticated business services will also be met by the growth and strategic position of Commercial Capital as a 7A SBA lender. Our ability to use this contact with small business customers and our ability to cross sell financial and non-financial businesses products from our other partner companies, was clearly a motivation for this highly strategic acquisition." The acquisition is conditioned upon completion of due diligence by Newtek, the execution of a definitive agreement by the parties, regulatory approval by the SBA and various other matters. If a final agreement is signed, Newtek expects that the transaction will cose in the second or third quarter of this year.

The U.S. Small Business Administration (SBA) was created by Congress in 1953 to help America's entrepreneurs form successful small businesses. The SBA enables its lending partners to provide financing to small businesses when funding is otherwise unavailable on reasonable terms by guaranteeing major portions of loans made to small businesses.

There are only fourteen (14) 7A lending authorities in existence today. This group of lender constitutes approximately 20% of the SBA guarantee lending activity on an annual basis, which recently was approximately $10 billion.

Charles Freeman, Chairman, CEO and co-founder of CCC was appointed by the Reagan and Bush administrations as Regional Administrator of the United States Small Business Administration for the New York, New Jersey, Virgin Islands and Puerto Rico, where he was responsible for agency operations in addition to administering a loan portfolio of $1.5 billion from 1986 to 1991. He served as President and CEO of Pilgrim State Bank in New Jersey from 1991 to 1993. In addition, Mr. Freeman was a member of Mayor Rudolph Giuliani's Transition Task Force on Entrepreneurship and was an adviser to the School of Business at Montclair State University.

Mr. Freeman commented: "Joining the Newtek family of companies is an important strategic step for CCC as it will

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enable us to provide financing for significantly more small businesses in the years to come as well as to offer other products and services through Newtek crucial to typical small business growth."

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 33 companies, 12 majority-owned or primarily controlled partner companies and investments in 21 other businesses. Newtek's portfolio of partner companies includes Transworld Business Brokers, Inc., Direct Creations, LLC, Starphire Technologies, LLC, NicheDirectories, LLC, Group Management Technologies, LLC, Harvest Strategies, LLC, and Universal Processing Services, LLC. Newtek operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and results, and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the economy generally and in the core businesses of our partner companies.